UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MVB Financial Corp.
(Name of Registrant as Specified In Its Charter)

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1

301 VIRGINIA AVENUE
FAIRMONT, WEST VIRGINIA 26554-2777
(304) 363-4800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2019

To the Shareholders:

The Annual Meeting of Shareholders (the "Annual Meeting") of MVB Financial Corp. (“MVB”) will be held at the MVB Reston Office - 12100 Sunset Hills Rd., Reston, VA 20190 at 9:00 a.m. on May 21, 2019. This meeting is for the purposes of considering and voting upon the following proposals:

1.	To elect three directors for a three-year term.

2.	To approve a non-binding advisory proposal on the compensation of the Named Executive Officers.

3.	To approve a non-binding advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

4.	To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered accounting firm for MVB for the fiscal year ending December 31, 2019.

5.	Any other business which may properly be brought before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 27, 2019, shall be entitled to notice of the meeting and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive office at 301 Virginia Avenue, Fairmont, WV 26554. The notice of annual meeting, proxy statement, proxy card, and other proxy materials are first being sent or made available to shareholders on or about April 8, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 21, 2019.
We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain shareholders on the Internet. Instead of receiving paper copies of our proxy materials in the mail, shareholders will receive a Notice of Internet Availability of Proxy Materials (“Notice”) which provides an internet website address where shareholders can access electronic copies of proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and proxy card. The Company's 2019 proxy statement, proxy card and Annual Report for fiscal year 2018 are available online at www.investorvote.com/MVBF. We encourage you to access and review such materials before voting. Directions to the Annual Meeting where you may vote in person can be found at: www.investorvote.com/MVBF.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting, we urge you to consider the proxy statement carefully and to promptly vote your shares.

By Order of the Board of Directors,

Larry F. Mazza
President & Chief Executive Officer
April 8, 2019

1

301 VIRGINIA AVENUE
FAIRMONT, WEST VIRGINIA 26554-2777
(304) 363-4800

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 21, 2019

This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") of MVB Financial Corp. (“MVB” or the “Company”) to be held on May 21, 2019, at the time and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A copy of this proxy statement, the proxy card and our Annual Report for fiscal year 2018 (collectively, the “Proxy Materials”) can be found at the web address www.investorvote.com/MVBF. We first made available these Proxy Materials to our shareholders on or about April 8, 2019.
The Securities and Exchange Commission (the “SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.

Solicitation of Proxies

The solicitation of proxies is made by MVB's Board of Directors. These proxies enable shareholders to vote on all matters that are scheduled to come before the meeting. If a proxy is submitted where a vote is not indicated, the proxy will be voted “FOR” all of the proposals to be submitted to the vote of shareholders described in the Notice of Annual Meeting and this Proxy Statement. Other than the matters listed in the Notice of Annual Meeting of Shareholders, the Board knows of no additional matters that will be presented for consideration at the Annual Meeting.

The expenses of the solicitation of proxies will be paid by MVB. In addition to this solicitation by mail, directors, officers and employees of MVB or one or more of its subsidiaries – MVB Bank, Inc. (“MVB Bank”), Potomac Mortgage Group, Inc., which does business as MVB Mortgage (“MVB Mortgage”), MVB Insurance, LLC and MVB Community Development Corp. ("MVB CDC") may solicit proxies personally or by telephone, although no person will be specifically engaged for that purpose.

Voting Without Attending Annual Meeting

If you are the shareholder of record with respect to your shares, you can vote your shares without attending the Annual Meeting by submitting your proxy through either of the following methods:

•
By Internet - You can vote via the Internet at www.investorvote.com/MVBF. Your identification numbers for Internet voting are on the Notice, and voting is available 24 hours a day. Those numbers can also be found on your proxy card if you requested a paper copy of the Proxy Materials.

•
By Telephone - 1-800-652-VOTE (8683). You can vote via the telephone by using any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time, on May 20, 2019. Have your proxy card in hand when you call and then follow the instructions.

•
By Mail - Complete, sign and date the proxy card that will be mailed to you if you have requested a paper copy of the Proxy Materials. Return it to the Company in the postage prepaid envelope that will be included in the mailing.

If your proxy is submitted via the Internet, telephone or mail (and your proxy is not later revoked), your shares will be voted in accordance with your instructions as indicated in the proxy. If, however, you do not indicate the manner in which your shares should be voted in your proxy, your shares will be voted in accordance with the recommendations of the Board as set forth in this proxy statement.

If you are the beneficial owner of your shares, you can vote your shares without attending the Annual Meeting by following the directions contained in the voting instruction card sent to you by your stockbroker, bank or other nominee. Typically, voting instruction cards allow you to direct the voting of your shares by returning the voting instruction card by mail or by submitting your directions via the Internet or by telephone. Your stockbroker, bank or other nominee is required to vote your shares according to the directions you have given.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Revocability of Proxies

A shareholder executing the proxy may revoke it at any time before it is voted:

•	by notifying MVB representatives, Larry F. Mazza or Lisa J. McCormick, in person

•	by giving written notice to MVB. The revocation should be delivered to:
Lisa J. McCormick, Corporate Secretary,
301 Virginia Avenue, Fairmont, WV 26554;

•	by submitting to MVB a subsequently dated proxy; or

•	by attending the meeting and withdrawing the proxy before it is voted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Materials are available at www.investorvote.com/MVBF. Enter the control number located on the Notice or proxy card to access the Proxy Materials.

Eligibility of Stock for Voting Purposes

Pursuant to the Bylaws of MVB, the Board of Directors has fixed March 27, 2019, as the record date (the "Record Date") for the purpose of determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof, and only shareholders of record at the close of business on that date are entitled to such notice and to vote at such meeting or any adjournment thereof.

Each share of MVB common stock has one vote on each matter.  As of the Record Date, there were 11,607,293 shares of MVB common stock outstanding, held by approximately 1,009 active holders of record. In addition to shareholders of record of MVB’s common stock, beneficial owners of shares held in street name as of the Record Date can vote. There are 20 million shares of common stock authorized.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of Dixon Hughes Goodman LLP as MVB’s independent registered accounting firm for 2019 (Proposal No. 4) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal No. 4.

Each of the other proposals, including the election of directors (Proposal No. 1), the proposal to approve a non-binding advisory proposal on the compensation of the Named Executive Officers (Proposal No. 2), and the proposal to approve a non-binding advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years (Proposal No. 3), are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals No. 1, No. 2 and No. 3.

The principal holders of MVB Common Stock are discussed under the section of this Proxy Statement entitled “Principal Holders of Voting Securities.”

Quorum Requirement

A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Voting Requirements

Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with Proposal Nos. 2 and 4. Only "ONE YEAR", "TWO YEARS", "THREE YEARS" votes are counted for purposes of determining the votes received in connection with Proposal No. 3. In voting for Proposal No. 3, shares may be voted for "ONE YEAR", "TWO YEARS", "THREE YEARS", or "ABSTAIN". Approval of nominees is by plurality and approval of other proposals is by affirmative vote of the majority of the votes cast. An affirmative vote of at least a majority of shares necessary to constitute a quorum is also required.

Broker non-votes and abstentions have no impact on approval of directors as directors are elected by a plurality of votes cast. Each of Proposal Nos. 2, 3 and 4 require an affirmative vote of the majority of the votes cast. In voting for Proposal Nos. 2 and 4, shares may be voted "FOR" or "AGAINST" or "ABSTAIN". A broker non-vote will not be treated as entitled to vote for approval of Proposal Nos. 2, 3 and 4 and will generally have no impact on such proposals. In order to minimize the number of broker non-votes, MVB encourages you to provide voting instructions on each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice and the voting instruction form.

PURPOSES OF MEETING

1.    ELECTION OF DIRECTORS

General

The Bylaws of MVB currently provide for a Board of Directors composed of five (5) to twenty-five (25) members.  The Board currently consists of nine (9) members.

Directors are elected by a plurality of the votes cast. Therefore, a vote withheld may not affect the outcome of the election. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each MVB shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate a number of votes equal to the number of directors multiplied by the number of shares owned, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

The MVB Articles of Incorporation provide for staggered terms for directors. The three individuals up for election at the Annual Meeting and identified below represent the nominees to the Board of Directors for a term to expire in 2022.  Following the election of the three nominees referenced below, MVB will have three classes of directors consisting of two board members whose term expires in 2020; four board members whose term expires in 2021 and three board members whose term expires in 2022.

Directors Up for Election

Directors	Age as of March 27, 2019	Director and/or Officer Since	Term to Expire	Principal Occupation During the Last Five Years
H. Edward Dean, III	50	2012	2022	President & CEO - Potomac Mortgage Group, Inc. (dba MVB Mortgage), a wholly owned subsidiary of MVB Bank (acquired December 2012)
Gary A. LeDonne	57	2016	2022	Executive in Residence at the West Virginia University ("WVU") John Chambers College of Business and Economics; previously, Partner, Ernst & Young LLP (retired)
J. Christopher Pallotta	69	1999	2022	Director - Bond Insurance Agency

H. Edward Dean, III – MVB Director. Mr. Dean is CEO of Potomac Mortgage Group, Inc. (dba MVB Mortgage), a wholly-owned subsidiary of MVB Bank that was acquired December 2012. He is a graduate of West Virginia University with a Bachelor of Science degree in Accounting and pursued advanced degree work at West Virginia Wesleyan College.

Mr. Dean currently serves on MVB's Loan Review Committee. He was nominated as a Director because of his extensive knowledge of the mortgage loan industry and his position as CEO of Potomac Mortgage Group, Inc.

Gary A. LeDonne – MVB Director.  Currently, Executive in Residence at the John Chambers College of Business & Economics of West Virginia University.  Mr. LeDonne is a former Partner with Ernst & Young LLP, retiring in 2014 as East Central Region Tax Managing Partner. Throughout his career with Ernst & Young LLP, Mr. LeDonne served many banking, insurance, and capital market clients. He has an extensive background in strategy development, succession planning, and talent management. Mr. LeDonne received his Bachelor of Science degree from Fairmont State University and his Master of Professional Accountancy degree from West Virginia University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the American Accounting Association. Mr. LeDonne currently serves as Chair of the Fairmont State University Foundation Board of Directors and is a member of the Visiting Committee of the John Chambers College of Business & Economics of West Virginia University.

Mr. LeDonne currently serves as Chair of MVB's Human Resources and Compensation Committee, as well as Chair of the MVB Community Development Corporation Board of Directors and MVB Community Development Partners, Inc. Board of Directors. He is also a member of MVB's Audit/ ERM, Finance, and ALCO committees. He was designated as an Audit Committee Financial Expert by the Board of Directors of MVB. Mr. LeDonne was nominated as a Director because of his extensive knowledge of the Mid-Atlantic region business community and his investment, financial, and accounting expertise.

J. Christopher Pallotta – MVB Founding Director. Mr. Pallotta is a graduate of Fairmont State University with a Bachelor of Science degree in Business Administration. He has been involved in the insurance and related securities businesses in the North Central West Virginia market area for more than 40 years. He is also the owner of other small businesses in the MVB market area. He is a lifelong resident of North Central West Virginia and is active in many community organizations.

Mr. Pallotta currently serves as Chair of MVB's ALCO Committee, Loan Approval Committee, and Loan Review Committee. He is a member of MVB's Finance Committee and IT Steering Committee and Director of the MVB Mortgage Board. He was nominated because, as a founding director of MVB, Mr. Pallotta has extensive historical knowledge of MVB, its operations, and its market area. In addition, his experience and expertise in the areas of insurance and risk-related fields also serve as an asset for MVB.

The Board of Directors unanimously recommends that you vote "FOR ALL" the nominees, Messrs. Dean, LeDonne and Pallotta, to be elected to the Board of Directors for the expiring terms indicated.

Directors Not Up For Election

In addition to the directors who are up for election at the Annual Meeting, the following are the remaining directors who are not up for election.

Directors	Age as of March 27, 2019	Director and/or Officer Since	Term to Expire	Principal Occupation During the Last Five Years
David B. Alvarez	55	2013	2021	President of Energy Transportation, LLC; previously President of MEC Construction, LLC
James J. Cava, Jr.	53	2013	2020	CFO - Ryan Environmental LLC & Ryan Environmental Transport LLC, Managing Member – Cava & Banko, PLLC, Certified Public Accountants
John W. Ebert	59	2013	2021	President - J.W. Ebert Corporation, a McDonald's Restaurant franchise of 40 stores
Daniel W. Holt	47	2017	2021	Co-Founder and CEO of BillGo; previously President & General Manager, Managed Services at Computer Services Inc. (CSI)
Larry F. Mazza[1]	58	2005	2020	President & Chief Executive Officer – MVB and MVB Bank
Dr. Kelly R. Nelson	59	2005	2021	Physician
1 Mr. Mazza is also a member of the Board of Directors of PDC Energy, Inc.

David B. Alvarez – MVB Interim Chair and Director. Mr. Alvarez is the owner and President of Energy Transportation, LLC ("ET"), which has grown to be a regional service provider for the natural gas industry. Under Mr. Alvarez's leadership, ET now offers EnviroTeam Services. These services include plant environmental waste stream and dike management, emergency spill response, drum service, etc. He was formerly owner and President of MEC Construction. He has been involved in the construction business throughout the North Eastern United States natural gas fields for more than 23 years. Mr. Alvarez is credited with founding several new companies that continue to benefit the economy of West Virginia and the surrounding states while providing employment for many West Virginians. Companies he has founded include

Applied Construction Solutions, ET, and Blue Mountain Equipment Corporation. He is a graduate of West Virginia University with a Bachelor of Science degree in Business Administration. He is extremely involved in various professional, educational, and philanthropic activities throughout West Virginia, including serving on the Board of Governors of West Virginia University, where he serves as Vice President and is Chair of the Facilities and Finance Committee. He is a member of the Medbrook Children's Charity Board, the Harrison County Economic Development Corporation, and the Richmond Federal Industry Round Table.

Mr. Alvarez is currently the Interim Chair of the MVB Board of Directors and serves on the Finance and Loan Approval committees. He is also a Director of the MVB Mortgage Board and MVB Community Development Corporation Board. He was previously nominated as a Director because of his knowledge of West Virginia markets, the construction and natural gas industries, and his community involvement

James J. Cava, Jr. – MVB Director. Managing Member - Cava & Banko, PLLC, Certified Public Accountants and CFO of Ryan Environmental, LLC and Ryan Environmental Transport, LLC . Mr. Cava has been involved in the West Virginia business community for more than 30 years. He is very knowledgeable about the economic activities in the MVB market area. Mr. Cava has founded several successful business organizations. He is a graduate of Fairmont State University with a Bachelor of Science degree in Business Administration and The American University with a master’s degree in Taxation.

Mr. Cava is currently Chair of MVB's Audit/ERM Committee and serves on the ALCO, Finance, Human Resources and Compensation, Loan Approval, and Loan Review committees. He is also a Director of the MVB Mortgage Board. He was previously nominated as a Director because of his years of experience with the West Virginia business community and his investment, financial, and accounting expertise.

John W. Ebert – MVB Director. Mr. Ebert is President of J.W. Ebert Corporation, which owns 40 McDonald’s franchises in West Virginia, Pennsylvania, and Maryland. Mr. Ebert has more than 29 years of retail experience. He is the former Chairman of McDonald’s East Division Profit Team representing 5,000 restaurants. He is the former President of the Pittsburgh Region’s McDonald’s Owner/Operator Association. Mr. Ebert is a 1982 graduate of the University of Notre Dame with a Bachelor of Science degree in Accounting. He began his career as a Certified Public Accountant for a national accounting firm.

Mr. Ebert is currently Chair of MVB's Finance Committee and serves on the Audit/ERM and Nominating and Corporate Governance committees. He is also a Director of the MVB Community Development Corporation Board. Mr. Ebert was previously nominated because of his knowledge of the North Central West Virginia market, his educational background, and his business proficiencies, which include the areas of budget, risk assessment, and human resources.

Daniel W. Holt – MVB Director. Mr. Holt is Co-Founder & CEO of BillGO, Inc. ("BillGO"), a bill payment engine that offers real-time payments, revenue, and automation to payment providers. Under his leadership, BillGO has become the top bill payments engine in the financial industry. After serving eight years in the U.S. Air Force, Mr. Holt held several leadership positions in Silicon Valley. For eight years, his team at HEIT built the leading cloud services company for the financial industry. Upon its acquisition, Mr. Holt led CSI’s technology and services as President and General Manager. During his tenure, CSI became the largest secure banking cloud for community banks and credit unions. Mr. Holt has served on boards for Allied Payment Network, Dragnet Solutions, and Community Funded, and he mentors students in Colorado State University’s Entrepreneurship Program. He earned certifications as a Project Management Professional, Certified Information Systems Security Professional, and GIAC Systems and Network Auditor. He is also part of the Fed Secure Payments Task Force. Mr. Holt holds a bachelor’s degree from the University of Maryland and an MBA from Colorado State University.

Mr. Holt currently serves on the Nominating and Corporate Governance and Information Technology Steering committees. He was previously nominated due to his leadership, education, business, and professional development accomplishments in the financial and technology industries.

Larry F. Mazza – President & Chief Executive Officer of MVB Financial Corp. and Board Director for MVB and MVB Bank. Mr. Mazza joined MVB in 2005 and became Chief Executive Officer on January 1, 2009. Mr. Mazza has 30 years of experience in the banking industry. He is a graduate of West Virginia University with a bachelor’s degree in Business Administration. He began his career as a Certified Public Accountant. Mr. Mazza worked for a national accounting firm, KPMG (or its predecessors) as a CPA with a focus on auditing, including audits of financial institutions. Prior to joining MVB in 2005, Mr. Mazza was Senior Vice President & Retail Banking Manager for BB&T Bank’s West Virginia North region. Mr. Mazza was employed by BB&T and its predecessors from 1986 to 2005. Prior thereto, Mr. Mazza was President of Empire National Bank, and he later served as Regional President of One Valley Bank.

Mr. Mazza is one of seven members of the West Virginia Board of Banking and Financial Institutions, which oversees the operation of financial institutions throughout West Virginia and advises the state Commissioner of Financial Institutions. Mr. Mazza is also an entrepreneur and is co-owner of nationally-recognized sports media business Football Talk, LLC, a pro football website and content provider for NBC SportsTalk. Mr. Mazza currently serves on the Board of Directors of PDC Energy, a Nasdaq listed company, headquartered in Denver, Colorado, with regional headquarters in North Central West Virginia. He also serves as a Director for Fintech startup BillGO, headquartered in Fort Collins, Colorado.

Mr. Mazza currently serves on the ALCO, Loan Approval, and Loan Review committees and is a Director of the MVB Insurance, MVB Mortgage, MVB Community Development Corporation, and MVB Community Development Partners, Inc. Boards. In 2017, he became a National Association of Corporate Directors Board Leadership Fellow. The MVB Board has concluded that Mr. Mazza is qualified to serve as a Director because of his background as a CPA and a CEO. Mr. Mazza is viewed as a visionary leader executing a business model that integrates the fintech industry with traditional banking.

Dr. Kelly R. Nelson – MVB Director. Dr. Nelson is a physician in Bridgeport, West Virginia, and is affiliated with numerous hospitals in the region, including United Hospital Center and West Virginia University Medicine. He was formerly Senior Vice President of MedExpress Urgent Care, and for the prior 27 years, the Medical Director for Medbrook Medical Associates. He is extremely active in community organizations and is currently President and Board member of the Medbrook Children’s Charity. He is a graduate of Auburn University with a Bachelor of Science degree in Biology and the University of Alabama School of Medicine, specializing in Family Medicine.

Dr. Nelson is currently Chair of the Nominating and Corporate Governance Committee and serves on the ALCO, Audit/ERM, Human Resources and Compensation and Loan Review committees. He is a Director of the MVB Mortgage Board. Dr. Nelson was previously nominated as a Director due to his understanding of the medical community in North Central West Virginia, his educational and business insight, and his community activities throughout the region.

Executive Officers

Executive Officer	Age as of March 27, 2019	Officer Since	Title During the Last Five Years
Donald T. Robinson	44	2011	Executive Vice President, Chief Financial Officer & Treasurer; Former Chief Operating Officer – MVB and President – MVB Bank
David A. Jones	56	2006	Senior Vice President & Chief Risk Officer – MVB & MVB Bank; previously Senior Vice President & Chief Credit Officer – MVB & MVB Bank
John T. Schirripa	56	2011	Executive Vice President, Chief Commercial Lending Officer, Regional President – West Virginia, and Commercial Loan Officer – MVB Bank

There are no family relationships among the directors, director nominees or executive officers of MVB or MVB Bank.

Other than previously disclosed, no MVB Board member has been a member of the board of another public company during the past five years.

The Board of Directors of MVB met seventeen (17) times and the Board of Directors of MVB Bank met twenty (20) times during 2018.  All current directors attended 75% or more of the meetings held by the Board of Directors and committees thereof in which the director is a member.

In order to meet their responsibilities, directors are expected to attend board and committee meetings, as well as the annual meeting of shareholders. All directors attended the 2018 Annual Meeting of Shareholders.

Leadership Structure of the Board

The Board Chair, Vice Chair, and President & Chief Executive Officer ("CEO") are three separate individuals. Throughout MVB’s history, this has been the leadership model. The CEO is responsible for the day-to-day operations and performance of MVB. The Chair and Vice Chair are involved in presiding over Board meetings, matters of governance, and corporate oversight. The Chair and Vice Chair also focus on monitoring the effectiveness of the CEO in implementing MVB’s corporate strategy and ensuring that the directors receive sufficient information, on a timely basis, to provide proper risk oversight. The Board of Directors believes the current separation of these roles helps to ensure good Board governance and fosters independent oversight to protect the long-term interests of the Company's private and institutional shareholders. In addition, the Board of Directors believes this separation is presently appropriate as it allows the CEO to focus primarily on leading the Company's day-to-day business and affairs while the Board Chair can focus on leading the Board of Directors in its consideration of strategic issues and monitoring corporate governance and shareholder matters.

Mr. Brooks, our former Board Chair, passed away in 2018. Effective as of August 10, 2018, Mr. Alvarez, an independent director, became the interim Board Chair and leads the Board.

The committee structure of MVB is such that the committees are responsible for and review the areas of greatest risk to MVB. Each is chaired by an independent director. MVB staff members provide support to the respective Chairs of each committee in providing requested information necessary for each committee to provide appropriate oversight.

Committees of the Board

The MVB Board of Directors has a number of standing committees as described below.

Audit / ERM Committee.  Composed of James J. Cava, Jr. (Chair), John W. Ebert, Gary A. LeDonne, and Dr. Kelly R. Nelson. The purpose of the Audit / ERM Committee is to:

i.monitor the integrity of the financial reporting process, systems of internal controls and financial statements and reports of MVB;
ii.be directly responsible for the appointment, compensation and oversight of the independent auditor employed by MVB for the purpose of preparing or issuing an audit report or related work;
iii.be responsible for the appointment, compensation and oversight of the internal auditor;
iv.assist the Board of Directors in monitoring compliance by MVB with legal and regulatory requirements, including holding company, banking, mortgage and insurance regulations and the Sarbanes-Oxley Act of 2002;
v.oversee management corrective actions when such needs have been identified;
vi.oversee MVB’s whistleblower policy;
vii.oversee MVB’s risk management program for effectiveness and ensure that the Board of Directors incorporates the appropriate risk management processes in its activities; and
viii.report to the Board of Directors on these matters.

The Board of Directors of MVB has designated Gary A. LeDonne as an individual who is considered to be an audit committee financial expert. Mr. LeDonne has been identified as meeting the guidelines set forth by Section 407 of the Sarbanes-Oxley Act of 2002 for an audit committee financial expert. All members of the Board of Directors are successful business owners or organization leaders and have knowledge of the requirements to run such a successful business.

The Audit / ERM Committee met ten (10) times in 2018. The Committee meets with MVB's Chief Audit Executive, who oversees the internal audit function of MVB, and Dixon Hughes Goodman LLP, who is responsible for the annual certified audit, as well as with the members of the regulatory authorities upon completion of their examinations of MVB Bank or

MVB. During these meetings, the active management of MVB Bank or MVB, including CEO Mazza and Chief Financial Officer ("CFO") Robinson, may be asked to leave the room to provide comfort of questioners and responders.

In the opinion of MVB’s Board of Directors, none of the Board of Directors, except for Directors Dean and Mazza, has a relationship with MVB that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them are or have for the past three years been employees of MVB, except for Directors Dean and Mazza and none of their immediate family members are or have for the past three years been executive officers of MVB or MVB Bank. In the opinion of MVB and its Board of Directors, the entire Board of Directors, except for Directors Dean and Mazza are “independent directors,” as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Audit Committee Charter was reviewed and approved by the Board of Directors on June 19, 2018 and is available on MVB's website at www.mvbbanking.com under Investor Relations.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended 2018 with management. The Audit Committee has also discussed the audited financial statements with Dixon Hughes Goodman LLP, MVB’s independent accountants, as well as the matters required to be discussed by Public Company Accounting Oversight Board (United States) (the "PCAOB") Auditing Standard No. 61 (Communication with Audit Committees) and SEC rules. The Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman LLP, required by applicable requirements of the PCAOB regarding the independent accountant’s communications, and has discussed with Dixon Hughes Goodman LLP the independent accountants’ independence. Based on this, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in MVB’s Annual Report on Form 10-K for the year ended 2018 and filed with the SEC.

Submitted by the Audit Committee:
James J. Cava, Jr., Chair
John W. Ebert
Gary A. LeDonne
Dr. Kelly R. Nelson

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless MVB specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

Finance Committee. Composed of David B. Alvarez, James J. Cava, Jr., John W. Ebert (Chair), Gary A. LeDonne, and J. Christopher Pallotta. The purpose of the Committee is to help assure that MVB fulfills the responsibilities for effective board governance of MVB and its subsidiaries by providing oversight and guidance regarding finance, budget, and facilities matters and to make recommendations, as appropriate and warranted. The Committee reports the results from these meetings to the Board of Directors. The Finance Committee met nine (9) times in 2018. All Committee members are independent.

Nominating and Corporate Governance ("Governance") Committee. Composed of John W. Ebert, Daniel W. Holt, and Dr. Kelly R. Nelson (Chair). The purpose of the Committee is to help assure that MVB fulfills the responsibilities for effective board governance of MVB and its subsidiaries by:

i.	helping MVB to create and maintain an appropriate board and committee structure;

ii.	assessing the skills, experience, and backgrounds necessary to effectively staff MVB boards and committees;

iii.	overseeing the development and updating of governance and ethics policies for MVB; and

iv.	leading MVB in periodic assessments of the operation of MVB boards and committees and the contributions of the members; and

v.	monitoring the implementation of MVB governance policies and practices.

The Committee reports the results from these meetings to the Board of Directors. The Committee met seven (7) times in 2018. All Committee members are independent. The Governance Committee Charter was reviewed and approved by the Board of Directors on March 19, 2019 and is available on MVB's website at www.mvbbanking.com under Investor Relations.

For reference, the Board of Directors believes that candidates for director should have certain minimum qualifications, including:

•	Directors should be of the highest ethical character.

•	Directors should have excellent personal and professional reputations.

•	Directors should be accomplished in their professions or careers.

•	Directors should be able to read and understand financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

•	Directors must be willing and able to expend the time to attend meetings of the Board of Directors of MVB and to serve on Board committees.

•
The Board of Directors will consider whether a nominee is independent, as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of MVB.

•
Directors must be acceptable to MVB's and MVB Bank's regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of West Virginia law, the Bylaws of MVB and share ownership guidelines as established by MVB.

•	Directors must be at least 21 years of age.

The Board of Directors of MVB reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

The Board of Directors does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the Board of Directors. Diversity is just one of many factors the Governance Committee considers in the identification and selection of director nominees. The Board defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills, and other personal attributes that can foster Board heterogeneity in order to encourage and maintain board effectiveness. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that MVB’s businesses and operations are regional in nature. The majority of our directors are or have been residents of our primary markets - North Central West Virginia, Eastern West Virginia, or Northern Virginia. Our directors come from diverse backgrounds including the financial, industrial, professional, and retail areas and information technology.

The process of the Governance Committee for identifying and evaluating nominees is as follows. In the case of incumbent directors whose terms are set to expire, the Governance Committee considers the directors’ overall service to MVB or MVB Bank during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and MVB and MVB Bank. The Committee also reviews the payment history of loans, if any, made to such directors by MVB Bank to ensure that the directors are not chronically delinquent and in default. The Committee considers whether any transactions between the directors and MVB Bank have been criticized by any banking regulatory agency or MVB Bank’s external auditors and whether corrective action, if required, has been taken and was sufficient. The Committee also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, the Committee uses its network of contacts in MVB’s market area to compile a list of potential candidates. The Committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The Committee then discusses each candidate’s qualifications and chooses a candidate by majority vote.

The Board of Directors will consider director candidates recommended by shareholders for nomination by the Governance Committee, provided that the recommendations are received at least 90 days prior to the anniversary of the previous year's Annual Meeting of Shareholders. In addition, the procedures set forth below must be followed by shareholders for submitting nominations for directors to the shareholders. The Board of Directors does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

MVB’s Bylaws provide that nominations for election to the Board of Directors must be made by a shareholder in writing delivered or mailed to the President not less than 90 days prior to the anniversary of the previous year's Annual Meeting of shareholders, provided, however, that if the date of the Annual Meeting of Shareholders is more than 30 days before or more than 70 days after the anniversary of the previous year's Annual Meeting of Shareholders, the nominations must be mailed or delivered to the President not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice of nomination must contain the following information, to the extent known:

•	Name and address of proposed nominee(s);

•	Principal occupation of nominee(s);

•	Total shares to be voted for each nominee;

•	Name and address of notifying shareholder; and

•	Number of shares owned by notifying shareholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded. All nominees for election at the meeting are incumbent directors or directors of MVB subsidiaries and are included as nominees in this Proxy Statement. No shareholder recommendations or nominations have been made for election at the 2019 Annual Meeting.

Human Resources & Compensation Committee. Composed of James J. Cava, Jr., Gary A. LeDonne (Chair) and Dr. Kelly R. Nelson. The purpose of this Committee is to:

i.	attend to all human resources issues that come before the Board of Directors;

ii.	review and set CEO compensation;

iii.	conduct an annual CEO performance evaluation and goal setting process;

iv.	oversee succession planning, both emergency and future leadership;

v.	approve senior management salaries; and

vi.	establish the compensation for the individuals that serve on the Board of Directors.

This Committee also is responsible for administration of all incentive plans. The Human Resources & Compensation Committee (the "Compensation Committee") reports the results from these meetings to the Board of Directors. The Compensation Committee met eight (8) times in 2018. All committee members are independent. The Compensation Committee Charter was reviewed and approved by the Board of Directors on March 20, 2018 and is available on MVB's website at www.mvbbanking.com under Investor Relations.

Code of Conduct and Ethics

The MVB Board of Directors has established a Code of Ethics for Senior Financial Officers that applies to our senior executive and financial officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We also maintain a Code of Conduct that governs all of our directors, officers and employees. A copy of the Code of Ethics for Senior Financial Officers and the Code of Conduct are available on our website at www.mvbbanking.com under Investor Relations. We will promptly disclose any future amendments to these codes on our website, as well as any waivers from these codes for executive officers and directors. Copies of these codes will also be available in print from our Corporate Secretary, without charge, upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are, or have been, an officer or employee of MVB. During 2018, no member of our Compensation Committee had any relationship with MVB requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serve as a director or compensation committee member of a company that has an executive officer serving on our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives, and structure of MVB’s 2018 executive compensation program. This includes discussion and background information regarding the compensation of the CEO, CFO, and the next three most highly-paid policy setting officers of MVB, collectively referred to as the named executive officers (“NEOs”).

The following executive officers constituted MVB’s NEOs in the past fiscal year:

Executive's Name	Title	Years of Banking Experience
Larry F. Mazza	President and Chief Executive Officer	32
Donald T. Robinson	EVP, Chief Financial Officer, and Treasurer	12
H. Edward Dean III	CEO, MVB Mortgage	27
David A. Jones	SVP, Chief Risk Officer	31
John T. Schirripa	EVP, Chief Commercial Lending Officer	33

This CD&A is intended to be read in conjunction with the tables and accompanying footnotes and narrative disclosure that immediately follow this section, which provide further historical compensation information.

Executive Summary

Overall, the Board of Directors believes that MVB’s compensation program is effective in aligning the compensation of executive officers with the long-term interests of MVB shareholders. Incentive compensation programs consist of a blend of annual performance and time-based compensation and are structured to preclude excessive and unnecessary risk-taking, and utilize performance metrics established in advance based on an annual budget and business planning process. MVB’s incentive plans also contain caps or limits on the amounts that can be awarded.

Clawback policies are also imposed on all compensation awards, so that awards or payments are adjusted or recovered if the performance measures supporting such an award are subsequently restated or otherwise adjusted to levels which do not support the award or payment.

2018 Executive Compensation Enhancements

•	2018 Executive Annual Incentive Plan
In February 2018, the Company instituted a new annual incentive plan for executives. As part of this disclosure, the Company announced threshold, target, and maximum payout opportunities based on position. In 2018, in addition to a Net Income threshold that must be met to be eligible for an award, there are four equally weighted metrics: Net Interest Margin, Noninterest-bearing Deposit Growth, Efficiency Ratio, and Non-Performing Loans/Total Loans.

•	2018 Long-Term Incentive Plan
Following a re-evaluation of the long-term incentive plan, the Company has implemented a new grant approach for awards in 2018. This new approach includes the introduction of time-based and performance-based Restricted Stock Units (“RSU”) awards. The performance-based awards will vest based upon Return on Assets (“ROA”) (50%) and relative Total Shareholder Return (“TSR”) (50%) performance over a three-year period, with vested amounts ranging from 0% to 150% of target, depending on results. The time-vesting RSUs will vest solely based on continued service, following a five-year cliff vesting schedule.

Business Highlights

MVB fiscal 2018 highlights include achievement of the following:

For the year ended December 31, 2018, MVB Financial Corp. reported net income of $12.0 million, or $1.04 and $1.00 basic and diluted earnings per share, respectively, compared to $7.6 million, or $0.69 and $0.68 basic and diluted earnings per share, respectively, for the same period in 2017. This represents a 58.5% increase over prior year.

Noninterest-bearing deposits increased $87.6 million, or 69.6%.

As of December 31, 2018, noninterest-bearing deposits were 16.3% of total deposits, compared to 10.9% as of December 31, 2017.

Deposits totaled $1.3 billion as of December 31, 2018, an increase of $149.6 million, or 12.9%, from December 31, 2017.

Loans increased $198.4 million, or 17.9%, from December 31, 2017, to a balance of $1.3 billion as of December 31, 2018.

The yield on loans was 4.94% for the year ended December 31, 2018, an increase of 45 basis points from the year ended December 31, 2017.

Nonperforming loans decreased $2.6 million, to 0.54% of total loans as of December 31, 2018, compared to 0.99% as of September 30, 2018, and 0.88% as of December 31, 2017.

Net charge-offs for 2018 decreased $17 thousand compared to 2017, resulting in a net loan charge-offs to total loans ratio of 0.11% as of December 31, 2018, and 0.13% as of December 31, 2017.

The MVB Senior Management Team, working with the Board of Directors, developed the MVB 2019-2021 strategic plan – MVB 3.0: Think Bigger. This plan sets forth the goals, key strategies, and performance targets required to ensure that MVB achieves desired growth by 2021, while maintaining regulatory compliance and client service standards of excellence. Focusing on MVB 3.0: Think Bigger will face significant challenges from competition and the on-going regulatory mandates MVB must meet.

Components of MVB’s Compensation Program

Compensation Philosophy and Objectives

MVB’s compensation programs are designed to provide competitive compensation and benefits to promote the interests of MVB and its shareholders while enabling us to attract and retain top-quality executive talent. MVB’s compensation philosophy is built on five core compensation principles:

1)	Pay for Performance
MVB philosophy is performance-based. The incentive plans are designed to drive and improve individual and business performance. Each plan requires measurable goals and objectives to be set, communicated, achieved, and audited prior to any award made. Those with unacceptable performance are not eligible for incentive awards or merit increases.

2)	Sound Compensation Practices
All MVB compensation elements will comply with appropriate regulations and sound compensation practices, which neither pay excessive compensation nor encourage inappropriate risk-taking. All behavior must be consistent with MVB’s vision, mission, and values.

3)	Pay Structure
Various positions require different levels of skills, knowledge, and personal attributes that drive different rates of pay and/or variable compensation opportunity. Geographic locations will also factor into the process. MVB has an established job structure and job evaluation process that provide a formal hierarchy of grades and salary ranges, and a means to determine fairness in job placement within the structure. This pay structure guides us in providing internal equity amongst positions and ensures the maintenance of fairness in compensation practices across divisions of the organization.

4)	Market Competitive Compensation
The “market” sets the framework for opportunity and the achievement drives the payout. The intent of the compensation philosophy is to maintain a competitive compensation program and attract and retain top talent across the organization.

5)	Profitability Drives the Programs
Profitability and success are the key drivers in determining compensation opportunity. It is the responsibility of senior management to ensure plans provide a positive return to the Company and shareholders, in addition to appropriately rewarding contributions and successful performance.

How Our Pay Program Works

Our executive compensation philosophy, as outlined above, continues to be based on attracting and retaining top talent while providing competitive compensation that creates a direct, meaningful link between business results and compensation opportunities. We rely on the following three primary elements:

Base Salary
Base pay is used to maintain market competitiveness in attracting and retaining top talent executive officers. Base salaries are reviewed annually, and merit increases are awarded based on performance and in-line with a merit budget. Merit budgets are determined annually based on market conditions and the success of the Company.

Short-Term Incentives	Short-term incentives are tied directly to the Company’s business results. Awards are paid only when business performance is strong, and goals are met.
Long-Term Incentives
Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for executive talent.

In fiscal 2018, MVB granted stock options with a vesting period of five years and a term of ten years to those NEOs achieving milestone results for the Company. These awards were related to 2017 performance.

In 2018, MVB implemented a performance and time-based long-term incentive plan in which RSU performance awards vest based upon internal ROA goals (10%) and relative TSR (10%) performance over a three-year period and the time-based RSU awards (80%) with a 5-year cliff vesting schedule.

Target Executive Pay Mix

Consistent with our desire to align pay and performance, we take the above-mentioned primary compensation elements and more heavily weight their distribution towards variable (both bonus and equity) pay. Although our Compensation Committee does not target a specific allocation for each pay element, the committee is nevertheless cognizant of delivering an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following 2018 target pay mix allocation:

Note: Because Mr. Dean has no defined opportunities, he is therefore excluded from the “Other NEO” graphic. Mr. Dean's cash incentive compensation is described in the employment agreement section of the CD&A.

Executive variable compensation (both bonus and equity) makes up a larger portion of total compensation for MVB’s Executives compared to peer executives.

Pay and Performance

Our compensation program is grounded in a pay-for-performance philosophy. Performance goals in both our short and long-term incentive plans are set at challenging levels, with the ultimate goal that performance will drive long-term, sustainable value. When financial and stock performance goals are not met, pay outcomes for our executives should reflect this reality.

One way to look at the alignment of pay and performance would be directionally: when performance is strong, NEO pay should rise; conversely, when goals are not met, NEO pay should decline. While there are other factors certainly to consider, and there is a lag effect due to the timing of award grants, a look at our CEO pay (as reported in the Summary Compensation Table) over the past three years is indicative of this directional pay and performance alignment. In 2017 TSR rose over 58%; therefore, our CEOs pay in 2018, which reflected our strong 2017 TSR performance, also increased.

Compensation Governance Practices

MVB’s pay-for-performance philosophy and compensation governance practices provide an appropriate framework to executives to achieve financial and strategic goals without encouraging them to take excessive risks in their business decisions. Some practices include:

What MVB Does	✓ Pay-for-performance philosophy and culture
✓ Comprehensive clawback policy
✓ Responsible use of shares under MVB’s long-term incentive program
✓ Engage an independent compensation consultant
✓ Perform an annual risk assessment of the compensation programs
Say-on-Pay Vote Results

The Compensation Committee also considers the result of the most recent shareholder advisory vote on executive compensation. At the 2018 Annual Meeting, 94.41% of shareholders of MVB voting at the meeting approved the compensation of the NEOs. In light of the high level of approval received in 2018, the conclusion was that no significant changes to compensation policies and practices were immediately warranted.

Establishing Executive Compensation

Role of the Compensation Committee

The Compensation Committee’s process begins with establishing individual and corporate performance objectives by the second quarter of each calendar year. The Compensation Committee engages in an active dialogue with the CEO concerning strategic objectives and performance targets. The Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans, the degree of difficulty in achieving performance targets, and appropriate risk levels. Corporate performance objectives typically are established based on a targeted return on assets and return on equity, as well as growth in earnings per share and individual goals for particular business units within MVB.

The Compensation Committee annually reviews the Compensation Committee Charter and all incentive plans used throughout MVB in all business lines. In this review of the incentive plans, the Compensation Committee determines whether the plans, individually or collectively, encourage excessive risk taking, that each of the plans has reasonable limits and caps, and that the overall structure of the incentive plans is aligned with the interests of the shareholders.

Role of Management

Management also plays a role in the compensation setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	establishing business performance targets and objectives for individual executives other than the NEOs; and

•	recommending salary levels and option awards.

The CEO also participates in Compensation Committee meetings when requested to provide:

•	background information regarding MVB’s strategic objectives;

•	performance evaluations of Senior Management (other than the CEO); and

•	compensation recommendations on senior executive officers (other than himself).

Use of Outside Advisors

Pursuant to the authority granted to it in its charter, the Compensation Committee may engage an independent executive compensation consultant. In 2018, McLagan, an Aon company, provided consulting services to the Compensation Committee, including advice on compensation philosophy, incentive plan design, executive job compensation analysis, and CD&A disclosure, among other compensation topics.

The Compensation Committee conducted a specific review of its relationship with McLagan in 2018 and determined that McLagan’s work for the Compensation Committee did not raise any conflicts of interest, taking into account the independence factors set forth in applicable SEC and Nasdaq rules.

Risk Consideration

The Compensation Committee is responsible for establishing incentive plans for executive officers that achieve an appropriate balance between MVB’s results and risk. The Compensation Committee recognizes that business in the financial industry inherently requires that MVB take on certain risks: in its lending activities, depository activities, and investing activities, as well as other facets of the organization. Upon due consideration of these items, the Compensation Committee believes that MVB incentive plans are designed in such a way as to encourage executives to take only prudent levels of risk in the pursuit of strong performance on behalf of shareholders. Furthermore, the Compensation Committee believes that MVB’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

Compensation Competitive Analysis

Use of Peer Group

The Compensation Committee seeks to provide total targeted direct compensation that is competitive and dependent on Company performance and other factors, including size of assets and location. MVB adopts the position that annual compensation for all executive officers should provide bonuses based on performance metrics established at the discretion of the Compensation Committee. In evaluating our peer group, the Committee considered a number of factors including asset size and market capitalization.

MVB’s talent acquisition strategy focuses on attracting and retaining executives with the experience and skills necessary to grow the organization. MVB executives have generally come from larger metropolitan areas and/or institutions that are significantly larger than MVB. In executing talent strategy, it is necessary to provide a base salary that exceeds the median of banks that are comparable to MVB’s current asset size. Other elements of compensation are adjusted to recognize that base salaries are competitive.

2018 Peer Group

In late 2017, our Compensation Committee, with the support of McLagan, reviewed the continued appropriateness of our peer group composition. In creating an appropriate peer group, the following criteria was considered:

•	Assets: $750M - $4B

•	Revenue: $40M - $200M

•	Locations: DC, DE, KY, MD, NC, NJ, NY, OH, PA, SC, VA, WV

•	5-Year CAGR > 5% (exception made for FUNC)

•	Non-Interest Income: > 15% of Revenue (exception made for PBI)

•	ROAA: > 0%

•	Consumer Loans > 10% of loan portfolio

For 2018 performance comparison, the following peer group was used:

Access National Corp.	American National Bankshares	Arrow Financial Corp.
Bryn Mawr Bank Corp.	C&F Financial Corp.	Carolina Financial Corp.
Chemung Financial Corp.	Citizens Financial Services	CNB Financial Corp.
Codorus Valley Bancorp Inc.	Entegra Financial	Evans Bancorp Inc.
Farmers National Banc Corp.	Financial Institutions Inc.	First United Corp.
Howard Bancorp Inc.	Kentucky Bancshares Inc.	LCNB Corp.
Peapack-Gladstone Financial	Penns Woods Bancorp Inc.	Peoples Bancorp Inc.
Peoples Financial Services	Premier Financial Bancorp Inc.	SB Financial Group Inc.
Southern First Bancshares Inc.	Unity Bancorp Inc.	Stock Yards Bancorp Inc.

First South Bancorp, Washington First Bankshares, and Xenith Bankshares were included as peers, but were acquired during 2018.

Components of Executive Compensation

MVB’s compensation program includes employment contracts, change in control agreements, a bank-owned life insurance program, and other perquisites and benefits, each of which are discussed in this CD&A with respect to the NEOs.

The table below summarizes NEO compensation for the 2018 performance year, which consists of base salary, annual incentive awards and RSU awards granted in 2018. Stock options received in 2018 were for performance in 2017 and have been eliminated from the table.

	Base Salary ($)	Annual Incentive Award($)	Restricted Stock Unit Award ($) [1]	2018 Total ($) [2]
Larry Mazza	$695,000	$472,794	$406,250	$1,574,044
Harry E. Dean, III	$575,000	$374,015	$0	$949,015
Donald T. Robinson	$360,000	$174,637	$122,500	$657,137
John T. Schirripa	$275,000	$133,115	$92,750	$500,865
David A. Jones	$255,000	$88,540	$50,000	$393,540
1 Amounts reflect the value the Compensation Committee sought to deliver through the RSU awards granted in March 2018. No amounts are immediately available to the NEO as the units vest over time, are subject to performance criteria, and remain subject to forfeiture provisions.
2 The principal differences between this table and the Summary Compensation Table are that the Summary Compensation Table includes information on the grant date fair value of RSU awards, the change in pension value and nonqualified deferred compensation earnings and all other compensation. The components included in the table above are considered by the Compensation Committee when making compensation determinations.

Base Salary

Base salary is a key element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the peer groups, internal pay equity and the tax deductibility of base salary.

The NEOs received no base pay increases for three years prior to the following 2018 adjustments. Mr. Dean’s employment agreement was renegotiated in 2017. Mr. Dean had no base salary increase since 2012.

The table below sets forth the annual base salaries for MVB NEOs for fiscal years 2017 and 2018:

Executive	2017 Base Salary	2018 Base Salary	% Change
Larry F. Mazza	$625,000	$695,000	11.20%
Donald T. Robinson	$350,000	$360,000	2.86%
H. Edward Dean III	$500,000	$575,000	15.00%
John T. Schirripa	$265,000	$275,000	3.77%
David A. Jones	$250,000	$255,000	2.00%

Annual Cash Incentive Awards

Annual incentive awards are an important part of MVB’s overall executive compensation program. The purpose of the Annual Senior Executive Performance Incentive Plan (the “Plan”) for MVB is to promote the interests of MVB and its shareholders by:

•	Attracting and retaining executives of outstanding ability;

•	Paying for performance in areas that drive short-term performance and long-term shareholder value creation;

•	Enabling such individuals to participate in the growth and financial success of MVB; and

•	Designing with awareness of regulatory and institutional investor guidelines, rules, and best practices.

2018 Annual Incentive Plan

In February 2018, the Company announced a new Senior Executive Performance Incentive Plan which provides executives with annual cash incentive opportunities for 2018 performance. The ability to earn any award is contingent on the Company achieving a consolidated Net Income goal. The Net Income goal for the plan year is equal to the actual Net Income achieved in the prior year. In addition, in 2018, an executive also must attain an individual performance evaluation rating of at least “meets expectations” to be eligible to earn cash incentives.

Four goals were set, with equal weighting, all based on only MVB Bank Inc. and the Holding Company performance (excluding Mortgage financials):

2018 Performance Metrics and Results
Primary Trigger: Prior Year Consolidated Net-Income Number	Net Income as of 12/31/18	AIP Goals	Weight	Threshold - Eligible for 85% of Potential Payout	Target - Eligible for 100% of Potential Payout	Maximum - Eligible for 150% of Potential Payout	Performance as of 12/31/18
$7,575,000	$12,003,458	Net Interest Margin	25%	3.28%	3.30%	3.39%	3.43%
		Noninterest Bearing Deposit Growth	25%	$145,000,000	$148,000,000	$162,800,000	$213,597,462
		Efficiency Ratio	25%	62.50%	61.70%	58.50%	61.17%
		Non-Performing Loans/Total Loans	25%	0.80%	0.75%	0.60%	0.57%

Executives had target bonus opportunities, as a percentage of base salary, ranging from 25% to 50%, with the opportunity to earn 85% to 150% of that amount based on performance.

2018 Annual Incentive Performance Opportunities
Named Executive Officer	Tier	2018 Salary	Pro-rated Salary	Target (%)	Threshold 85% ($)	Target 100% ($)	Max 150% ($)
Larry F. Mazza	1	$695,000	$677,500	50%	$287,938	$338,750	$508,125
Donald T. Robinson	2A	$360,000	$357,500	35%	$106,356	$125,125	$187,688
John T. Schirripa	2A	$275,000	$272,500	35%	$81,069	$95,375	$143,063
David A. Jones	2B	$255,000	$253,750	25%	$53,922	$63,438	$95,156

Mr. Dean's cash incentive compensation is described in the employment agreement section of the CD&A.

Long-Term Incentive Compensation

MVB’s Compensation Committee believes that long-term incentive compensation is an important component of the compensation program because it has the effect of retaining and motivating executives, aligning executives’ financial interests with the interests of shareholders, and rewarding the achievement of MVB’s long-term strategic goals.

2018 Grants

Eligibility for an annual equity award and the size of the award is based on the discretion of executive management and the Board of Directors. Mr. Mazza's discretion is used when determining awards for executive officers other than himself. The Board of Directors, in its sole discretion, determines option awards for the CEO. In 2018, the Compensation Committee granted stock options to MVB’s executive officers to align their interests directly with the interests of shareholders. All stock option grants have a five-year vesting period with an expiration life span of ten years.

MVB’s NEOs received the following grants based on 2017 performance:

Executive	Stock Options (#)
Larry F. Mazza	100,000
Donald T. Robinson	15,000
H. Edward Dean III	—
John T. Schirripa	15,000
David A. Jones	—
2018 Long-Term Incentive Plan Redesign

Following a re-evaluation of the long-term incentive plan with the guidance and recommendations from McLagan, the Compensation Committee chose different equity vehicles for 2018 awards, including the introduction of time-based and performance-based RSU awards. The performance-based awards will vest based upon internal ROA goals (50%) and relative TSR (50%) performance over a three-year period, with vested amounts ranging from 0% to 150% of target, depending on results. The time-vesting RSUs will vest solely based on continued service, following a five-year cliff vesting schedule. Moving forward, the Compensation Committee does not anticipate using stock options as equity awards for executive management.

In 2018, MVB’s NEOs received the following grants pursuant to the plan.

		Time Vested RSUs (80%)		TSR Vested RSUs (10%)		ROA Vested RSUs (10%)
	% of Salary	Granted (#)	Share Price ($)	Granted (#)	Share Price ($)	Granted (#)	Share Price ($)
Larry F. Mazza	65%	16,598	$19.58	2,104	$19.30	2,074	$19.58
Donald T. Robinson	35%	5,005	$19.58	634	$19.30	625	$19.58
John T. Schirripa	35%	3,789	$19.58	480	$19.30	473	$19.58
David A. Jones	20%	2,042	$19.58	259	$19.30	255	$19.58

Total Shareholder Return Comparison Group and Methodology

•
The 10% of the award which is subject to TSR performance will be assessed utilizing an “outrank” methodology, whereby MVB’s percent rank is assessed against its compensation peer group, defined as the peer group in use at the time of grant. The percent rank will determine the payout percentage as described in the table below:

Performance Level	TSR Percent Rank	Payout (% of Target)
Threshold	25th Percentile	0%
Target	50th Percentile	100%
Maximum	75th Percentile	150%

Return on Assets Goal

•
An additional 10% of the award is subject to the bank’s ROA performance but is assessed against internal goals. These goals will be defined at Threshold, Target and Maximum performance, and will correspond with payouts at 0%, 100%, and 150% of target, respectively.

•
The ROA goal will be defined for the three-year period, based on the average annual ROA for each of the three years in the performance period. The goals will be established and defined in award agreements at the time of grant.

2019 Long-Term Incentive Plan

Our 2019 LTIP will include the following design changes:

•	30% of the dollar value of each officer's target award will be made in performance-vested restricted stock units RSUs.

•	70% of each officer's target award would be made in time-vested RSUs.

•	Performance-Vested Award: The RSUs will vest in one installment at the end of three years based on two goals: relative TSR and absolute ROA.

•	Time-Vested Award: The time-vested RSUs will have a five-year graded vesting schedule solely based on time and continued employment.

Revised Long-Term Performance Incentive Plan
Plan Year	Time Vested RSUs*	Performance Vested RSUs (TSR/ROA)**
2020 - 2023	60%	40%
2021 - 2024	50%	50%
* Time vested RSUs will vest 20% per year over a five-year time period:
** No Change - Performance vested RSUs will vest at one time at the end of three years (cliff).

Additional Compensation Practices and Policies

Recoupment (“Clawback”) Policy

MVB has adopted a clawback policy for all compensation awards, so that awards or payments are adjusted or recovered if the performance measures supporting such an award are subsequently restated or otherwise adjusted to levels which do not support the award or payment.

Perquisites and Other Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance, and group disability programs, as well as health savings accounts for reimbursement of medical expenses.

Bank-Owned Life Insurance Program

In 1999, MVB implemented a bank-owned life insurance program which was primarily designed to offset the cost of certain employee benefit plans. The policies purchased are primarily general and hybrid. It is MVB’s intention to hold the insurance until the ultimate death of each insured. MVB addressed insurable interest requirements by offering the program only to officers, required their written consent to participate in the program, and irrevocably assigned a set death benefit for each insured to be paid to the insured’s beneficiary upon the death of the insured directly from MVB’s general accounts.

Specifically, the program insures approximately 50 current or former officers, at the level of vice president or higher, and two current directors. Each officer has consented to participate in the program. Each officer has also been irrevocably assigned a set death benefit in the policy proceeds on the employee’s life which is payable to the insured’s designated beneficiary upon the death of the insured. On average, the death benefit payable to MVB as a multiple of salary is approximately 5.5 times annual salary. All of the NEOs have such policies for the primary benefit of MVB against their lives, and only if such policies remain in force by MVB until their death, the Company would be the primary beneficiary.

Retirement 401(K) Plan

MVB maintains a defined contribution 401(k) retirement savings plan for all employees over the age of 21 years old. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation or after-tax (Roth) deferral contribution amounts; up to a statutory limit of $19,000. Participants who are at least 50 years old are also entitled to make “catch-up” contributions, which may be up to an additional $6,000.

MVB matches 50% up to 5% of the participant’s total compensation on a per pay basis, subject to IRS limitations. Full-time employees and certain part-time team members are eligible to participate upon the first month following their first day of employment or having attained age 21, whichever is later. Under MVB’s 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employer contributions vest as per the 401(k) plan document. Employee and employer contributions are held and invested by the plan’s trustee.

Employment Contracts

MVB and its subsidiaries provide certain executive officers with written employment contracts in order to secure the services of key talent within the highly competitive financial services industry. With the exception of Mr. Dean, these contracts are generally the same and are reviewed and updated annually if necessary. The non-competition provisions in the agreements are intended to protect MVB from competitive disadvantage if one of MVB’s NEOs leaves MVB to work for a competitor.

The contracts provide for discharge for cause and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, the employee shall be paid when due and in accordance with MVB’s normal payroll practices and relevant policies. If terminated without cause, the employee is entitled to a severance payment equal to a set number of months of the employee’s base salary.

Although the employment contracts for each executive officer contain termination provisions which would permit salary continuation under certain circumstances in the event the contracts are terminated by MVB, the Change in Control Agreements, described in the succeeding section, contain provisions that, if the employee so elects, supersede and replace the termination benefits under an employee’s employment contract in the event of a termination or severance of such an executive officer’s employment subsequent to a change in control. Thus, the employee can elect a termination payment only under one form of benefit, either under the employment contract or the Change in Control Agreement, and if the employee elects a benefit under the Change in Control Agreement, no termination benefit is payable under the employee’s employment agreement.

The employment agreements with NEOs are described below under “Employment Agreements and Change in Control.”

Change in Control Agreements

MVB believes that Change in Control Agreements provide security for its employees and minimize distraction of employees in the event of a significant merger and acquisition scenario, allowing them to remain objective and focused on maximizing shareholder value. The Change in Control Agreements are reviewed and updated annually.

The Change in Control Agreements set forth certain terms and conditions upon the occurrence of a “change in control event.” Absent a “change in control event,” the Change in Control Agreements do not require MVB to retain the employees in its employ or to pay any specified level of compensation or benefits.

After a Change in Control (as defined below), an involuntary termination of employment without cause may occur under either of the following circumstances:

•	a material diminution of the employee’s authority, duties, or responsibilities, or

•	a change in the geographic location at which the employee must perform the services rendered hereunder which is more than fifty (50) miles from the employee’s then current location.

In such event, the employee would be entitled to a severance payment equal to a set number of months of the employee’s base salary.

A “Change of Control” means either: (i) the acquisition, directly or indirectly, by any person, group of persons, or other organization of units at MVB, which, when added to any other units the beneficial ownership of which is held by such acquirer(s), shall result in ownership by any person(s), group of persons, or other organization, of greater than 50% of such units; or (ii) the occurrence of any merger, consolidation, exchange or reorganization to which MVB is a party and to which MVB (or any entity controlled thereby) is not a surviving entity, or the sale of all or substantially all of the assets of MVB, provided, however, no Change of Control shall have occurred if, with respect to (i) or (ii) above, the acquirer, surviving entity or owner of the assets is MVB or one of its subsidiaries or affiliates.

Compensation Committee Report

The Compensation Committee of MVB has reviewed and discussed the foregoing CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Submitted by the Compensation Committee:
Gary A. LeDonne, Chairman
James J. Cava, Jr.
Dr. Kelly R. Nelson

Executive Compensation

The following information is prepared based on positions as of 2018. In 2018, compensation was paid to the employees by MVB or MVB Bank, unless otherwise noted. The following table summarizes compensation paid to executive officers and other highly paid individuals for the periods indicated.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation	Change in actuarial present value of MVB defined benefit pension plan ($)	All Other Compensation ($)[4]	Total ($)
Larry F. Mazza President & CEO, MVB Financial Corp. and MVB Bank, Inc.	2018	$694,404	$—	$406,250	$603,000	$472,794	$27,433	$51,514	$2,255,395
	2017	$643,250	$—	$—	$160,000	$—	$50,652	$52,075	$905,977
	2016	$644,000	$200,000	$—	$243,000	$—	$25,632	$52,193	$1,164,825
Donald T. Robinson EVP, Chief Financial Officer, MVB Financial Corp.	2018	$381,370	$—	$122,500	$90,450	$174,637	$8,678	$8,494	$786,130
	2017	$374,187	$—	$—	$80,000	$—	$9,762	$9,939	$473,888
	2016	$365,250	$175,000	$—	$451,450	$—	$2,874	$9,517	$1,004,091
H. Edward Dean, III President & CEO, MVB Mortgage. * compensation paid by MVB Mortgage	2018	$593,250	$—	$—	$—	$374,015	$378,327	$28,665	$1,374,257
	2017	$996,176	$620,497	$—	$528,400	$—	$7,914	$28,960	$2,181,947
	2016	$1,675,753	$1,260,928	$—	$24,300	$—	$8,835	$25,818	$2,995,634
David A. Jones SVP, Chief Risk Officer, MVB Financial Corp. and MVB	2018	$253,654	$—	$50,000	$—	$88,540	$15,962	$7,638	$415,794
	2017	$250,000	$—	$—	$48,000	$—	$26,882	$8,170	$333,052
	2016	$237,501	$25,000	$—	$12,150	$—	$13,241	$6,813	$294,705
John T. Schirripa EVP, Chief Commercial Lending Officer, Regional President – West Virginia, MVB Bank, Inc.	2018	$272,308	$—	$92,750	$90,450	$133,115	$10,899	$6,343	$605,865
	2017	$265,000	$—	$—	$80,000	$—	$19,195	$5,905	$370,100
	2016	$261,961	$100,000	$—	$121,500	$—	$9,614	$5,400	$498,475
1 This figure includes salary, commission, and vehicle allowance.
2 "$0/$-" indicates that no bonuses were paid in the fiscal year 2018 for 2017 performance and 2017 for 2016 performance. The $620,497 and $1,260,928 represent Dean's earn-out bonuses, calculated on 2017 and 2016 performances of MVB Mortgage.
3 This figure is calculated using the Black-Scholes value at the time of the grant.
4 This figure includes director fees of $38,900 and $18,700 for Messrs. Mazza and Dean for 2018, $38,300 and $19,600 for 2017 and $40,383.33 and $16,458.33 for 2016, as well as education expenses of $1,824, $375, and $495 for Messrs. Mazza, Robinson, and Jones for 2017.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated future payouts under non-equity incentive awards				Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Larry F. Mazza	3/21/18	287,938	338,750		508,125		16,598	18,258	16,598		19.58	325,000
	3/21/18			—			2,104	2,315	2,104		19.30	40,625
	3/21/18						2,074	2,282	2,074		19.58	40,625
	2/21/18									100,000	19.65	603,000
Donald T. Robinson	3/21/18	106,356	125,125		187,688		5,005	5,505	5,005		19.58	98,000
	3/21/18						634	698	634		19.30	12,250
	3/21/18						625	688	625		19.58	12,250
	2/21/18									15,000	19.65	90,450
H. Edward Dean, III	N/A
David A. Jones	3/21/18	53,922	63,438		95,156		2,042	2,247	2,042		19.58	40,000
	3/21/18						259	284	259		19.30	5,000
	3/21/18						255	280	255		19.58	5,000
John T. Schirripa	3/21/18	81,069	95,375		143,063		3,789	4,168	3,789		19.58	74,200
	3/21/18						480	528	480		19.30	9,275
	3/21/18						473	521	473		19.58	9,275
	2/21/18									15,000	19.65	90,450

The Board of Directors of MVB believes that the successful implementation of its business strategy will depend upon attracting, retaining, and motivating able executives, managers, and other key employees. The 2013 MVB Financial Corp. Stock Incentive Plan (Amended) provides that the Compensation Committee appointed by the Board of Directors of MVB has the flexibility to grant stock options, merit awards, and rights to acquire stock through purchase under a stock purchase program. Typically, grants have a five-year vesting period with an expiration life span of ten years.

During 2016, the Compensation Committee granted 54 awards, totaling 428,000 shares at exercise prices ranging from $12.07 to $13.25 per share. The expense to be recognized with respect to such awards will be amortized over the vesting period, beginning in the year of the grant. During 2017, the Compensation Committee granted 56 awards, totaling 321,750 shares at exercise prices ranging from $12.85 to $20.00 per share. The expense to be recognized with respect to such awards will be amortized over the vesting period, beginning the year of the grant. During 2018, the Compensation Committee granted 49 awards, totaling 256,344 shares at exercise prices ranging from $18.29 to $20.00 per share. The expense to be recognized with respect to such awards will be amortized over the vesting period, beginning the year of the grant.

Outstanding Equity Awards at Fiscal Year-End
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Larry F. Mazza	66,000	—	—	9.09	01/01/20	20,776	$406,250	20,776	$406,250
	50,000	—	—	12.00	12/31/22
	50,000	—	—	12.00	01/01/23
	96,000	24,000	—	16.00	02/01/24
	40,000	60,000	—	12.50	02/03/26
	10,000	40,000	—	12.85	03/21/27
	—	100,000	—	19.65	02/21/28
Donald T. Robinson	14,002	—	—	12.00	12/31/22	6,264	$122,500	6,264	$122,500
	15,000	—	—	12.00	01/01/23
	50,000	—	—	16.00	12/31/23
	6,000	9,000	—	12.50	02/03/26
	40,000	60,000	—	13.25	09/20/26
	5,000	20,000	—	12.85	03/21/27
	—	15,000	—	19.65	02/21/28
H. Edward Dean, III	10,000	—	—	12.00	01/01/23
	2,400	600	—	16.00	02/21/24
	1,200	800	—	13.50	03/02/25
	4,000	6,000	—	12.50	02/03/26
	400	1,600	—	12.85	03/21/27
	50,000	50,000	—	18.26	11/07/27
David A. Jones	17,600	—	—	9.09	01/01/20	2,556	$50,000	2,556	$50,000
	10,000	—	—	12.00	12/31/22
	10,000	—	—	12.00	01/01/23
	10,000	—	—	16.00	12/31/23
	2,000	3,000	—	12.50	02/03/26
	3,000	12,000	—	12.85	03/21/27
John T. Schirripa	22,000	—	—	10.23	08/01/24	4,742	$92,750	4,742	$92,750
	15,000	—	—	12.00	12/31/22
	15,000	—	—	12.00	01/01/23
	2,000	—	—	16.00	12/31/23
	20,000	30,000	—	12.50	02/03/26
	5,000	20,000	—	12.85	03/21/27
	—	15,000	—	19.65	02/21/28

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald T. Robinson	20,998	121,240	—	—

Retirement Plans

MVB provided a defined benefit retirement plan for all qualifying employees; however, the defined benefit plan has been frozen, and no service after May 31, 2014 is taken into consideration for determining a benefit. All qualifying employees actively employed on May 31, 2014 are 100% vested, but no subsequent vesting is contemplated. The plan provides for benefits based on the highest five consecutive years of earnings times 2 ½ times years of service. Normal retirement age is 65. All retiree benefits are calculated in the same manner. The benefits are summarized in the table below:
PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry F. Mazza	Allegheny Group Retirement Plan	9.250	407,652	None
Donald T. Robinson	Allegheny Group Retirement Plan	3.167	63,916	None
H. Edward Dean, III	Allegheny Group Retirement Plan	1.417	49,723	None
David A. Jones	Allegheny Group Retirement Plan	9.250	205,711	None
John T. Schirripa	Allegheny Group Retirement Plan	3.917	148,605	None

Nonqualified Deferred Compensation

Nonqualified deferred compensation plans currently are not available to executive management.

Employment Agreements and Change in Control

MVB has employment agreements with Messrs. Mazza, Robinson, and Dean.

Mazza has a written employment agreement with MVB, effective January 1, 2014 as amended on January 21, 2014, that can be renewed annually. Mazza’s current salary is $695,000 per year, payable in accordance with MVB’s general payroll practices and is subject to future adjustment.  Mazza continues to be eligible to participate in the MVB annual executive performance incentive plan.  Mazza’s employment may be terminated for cause, terminated without cause, terminated due to death or permanent disability, or constructively terminated in the event of a change in control, all subject to certain conditions and commitments, including, if termination without cause or constructive termination occurs, a severance payment of two years of the then current annual base salary, provided that a general release of claims is executed. Additionally, in the event Mazza is constructively terminated upon a change in control, he would be entitled to all compensation that would have been payable through the applicable term of employment. Upon any separation from the Company, Mazza would also be entitled to accrued salary, bonuses, vacation pay and reimbursement of appropriate business expenses. Mazza’s employment agreement also includes provisions related to treatment of confidential information, the return of MVB’s property in the event of a resignation or termination, non-solicitation and non-interference, and non-competition for one (1) year in West Virginia and also within 50 miles of a place of business of MVB or any MVB subsidiary. If Mr. Mazza’s employment were terminated without cause as of December 31, 2018 he would have been entitled to receive a lump sum of $1,390,000 from MVB and all stock options, totaling $2,253,000, would immediately vest.

Robinson has a written employment agreement with MVB, effective January 1, 2016. Robinson’s current salary is $360,000 per year payable in accordance with MVB’s general payroll practices and is subject to future adjustment. Robinson is eligible to participate in the MVB annual executive performance incentive plan. Robinson’s employment may be terminated for cause, terminated without cause, terminated due to death or permanent disability, or constructively terminated in the event of a change in control, all subject to certain conditions and commitments, including, if termination without cause or constructive termination occurs, a severance payment of one year of the then current annual base salary, provided that a general release of claims is executed. Upon separation from the Company, Mr. Robinson would also be entitled to accrued, but unpaid, salary and benefits. Robinson’s employment agreement also includes provisions related to treatment of confidential information, the return of MVB’s property in the event of a resignation or termination, non-solicitation and non-interference, and non-competition. During the term of this agreement and for one-year period following the effective date of the termination of this agreement, Robinson will not, directly or indirectly, individually or as an employee, joint venture, partner, agent, or independent contractor of any other person, provide or render services that are competitive with the services provided by Robinson thereunder at any location within 50 miles of Robinson's primary office. If Mr. Robinson’s employment were terminated without cause as of December 31, 2018, he would have been entitled to receive a lump sum of $360,000 from MVB and all stock options, totaling $969,022, would immediately vest.

Dean’s current term of employment is through December 31, 2020, at which time employment shall cease unless otherwise agreed. Effective January 1, 2018 his base compensation is set at an annual rate of $575,000. Beginning January 1, 2018, Dean became entitled to receive a monthly cash payment equal to 9% of MVB Mortgage’s pre-tax income.

The Dean Employment Agreement also allows for his participation in a Supplemental Executive Retirement Plan (“SERP”), to take effect on December 31, 2017. Under the SERP, if Dean completes three years of continuous employment with MVB Mortgage prior to his retirement date (which shall be no earlier than the date he attains age 55), he will, upon retirement, be entitled to receive $1.8 million (the “Retirement Benefit”), payable in 180 equal consecutive monthly installments of $10,000. In the event Dean is deceased prior to his retirement, the Retirement Benefit will fully vest and shall be payable to Dean’s beneficiary. Should Dean become deceased after his retirement, the remaining balance of the Retirement Benefit will fully vest and become payable to Dean’s beneficiary. If Dean is terminated without Cause or due to Disability, or if Dean terminates his employment for Good Reason (as each such term is defined in the SERP), the Retirement Benefit shall immediately vest. If Dean is terminated for Cause, he will not be entitled to the Retirement Benefit. Pursuant to the SERP, Dean also entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement, containing non-solicitation and non-competition covenants throughout the 24-month period following his employment termination.

Dean’s employment may be terminated for cause, terminated without cause, terminated due to death or permanent disability, or constructively terminated in the event of a change in control, all subject to certain conditions and commitments. If Dean’s employment is terminated without cause, or terminated by Dean for a good reason, as defined under the agreement (including after a change of control) Dean would be entitled to: receive 18 months' compensation, all stock options possessed by Dean would immediately vest; and he would receive payments for health insurance premiums for the maximum time provided under COBRA plus an additional six months.  If employment terminates due to death or disability, Mr. Dean, or his estate, shall receive an amount equal to that amount shown on Mr. Dean’s Form W-2 for the previous fiscal year.  The agreement also provides that, on termination without cause, or termination by Mr. Dean without good reason, as defined in the agreement, Dean will not compete with, or solicit customers or employees of MVB or Potomac Mortgage Group for a period of 18 months within the counties in which MVB, MVB Bank, and MVB Mortgage operate.  If Mr. Dean’s employment were terminated without cause as of December 31, 2018, he would be entitled to receive a lump sum of $2,315,881 from MVB and its subsidiaries under this agreement. Further, all stock options, totaling $141,380, would immediately vest.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Larry F. Mazza, our year-end Chief Executive Officer or CEO.

For fiscal 2018, MVB’s last completed fiscal year:

•	the median of the annual total compensation of all employees at MVB (other than CEO Larry Mazza), was $61,260; and

•	the annual total compensation of Larry F. Mazza, MVB's CEO was $2,255,395.

Based on this information, the ratio for 2018 of the annual total compensation of MVB’s President & CEO to the median of the annual total compensation of all employees is approximately 36.8 to 1. With respect to the annual total compensation of the CEO, MVB used the amount reported in the “Total” column of 2018 Summary Compensation Table. As permitted under Item 402(u) of Regulation S-K, we have determined to utilize the same median employee for 2018 as we did in 2017, based on our conclusion that (i) there has been no change in our employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure; and (ii) there has been no change in our employee population that we believe would result in a significant change to our pay ratio disclosure.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

In 2017 and 2018, members of the Boards of MVB and its subsidiaries received a fee of $300 for each board meeting attended and a fee of $300 for each committee meeting they attended, with the exception of members of the Audit Committee who received $350 for each meeting attended of that committee.

An annual retainer fee of $10,000 was paid to each MVB Financial Corp. director, $7,000 paid to each MVB Bank director, and $1,500 paid to each MVB Mortgage director as well as the following chair retainer fees for Board and Committee Chairs: $40,000 MVB Board; $1,500 MVB Community Development Corporation Board; $25,000 Audit Committee; $12,500 Finance Committee; $12,500 Governance Committee; $5,000 Asset and Liability Committee (ALCO Committee) (of MVB Bank); $15,000 Compensation Committee; $2,000 Loan Review Committee (of MVB Bank).

2018 Director Compensation
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Pension Value and NonQualified Deferred Compensation Earnings ($)	All Other Compensation ($)[3]	Total ($)
David B. Alvarez	$33,800	$25,000	$6,030	$0	$0	64,830
Stephen R. Brooks [4]	$65,425	$25,000	$6,030	$0	$0	96,455
James J. Cava, Jr.	$71,100	$25,000	$6,030	$0	$2,217	104,347
John W. Ebert	$46,100	$25,000	$6,030	$0	$0	77,130
Daniel W. Holt	$32,600	$25,000	$6,030	$0	$1,195	64,825
Gary A. LeDonne	$59,250	$25,000	$6,030	$0	$510	90,790
Dr. Kelly R. Nelson	$49,400	$25,000	$6,030	$0	$0	80,430
J. Christopher Pallotta	$54,675	$25,000	$6,030	$0	$585	86,290
1 Each director was granted Time-Vested RSUs on June 20, 2018 at a share price of $18.27 per share for 1,368 shares, which will be fully vested on June 20, 2019.
2 Each director was granted the option to purchase 1,000 shares as of February 21, 2018, exercisable February 21, 2019. This figure is calculated using the Black-Scholes value of $6.03 at the time of the grant.
3 Includes educational expenses of $2,217 for Jim Cava, who attended a Bank Director conference; $510 for LeDonne and $585 for Pallotta, who attended the Community Bankers of WV Conference; and $1,195 for Holt, who attended a FXT Summit Conference.
4 Mr. Brooks is no longer a director of the Company.

Certain Transactions with Directors, Officers and Their Associates

MVB and MVB Bank have, and expect to continue to have, banking and other transactions in the ordinary course of business with their directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates, and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties. All of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. MVB’s management believes that these transactions did not involve more than the normal business risk of collection or include any unfavorable features. All related-party transactions require approval from the Board of Directors of MVB.

Principal Holders of Voting Securities

Ownership of Securities by Directors, Nominees and Executive Officers

As of March 1, 2019, ownership by directors, nominees and NEOs in MVB was:

	Shares of Stock Beneficially Owned 1 2	Percent of Ownership
David B. Alvarez	483,535	4.10%
James J. Cava, Jr.	174,460	1.49%
H. Edward Dean	279,523	2.39%
John W. Ebert	78,977	—%
Daniel W. Holt	5,700	—%
Gary A. LeDonne	44,264	—%
Larry F. Mazza	637,520	5.32%
Dr. Kelly R. Nelson	67,252	—%
J. Christopher Pallotta	151,005	1.30%
Donald T. Robinson	154,227	1.31%
David A. Jones	78,679	—%
John T. Schirripa	126,017	1.08%
Directors and Executive Officers as a group	2,282,159	18.05%
1 Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes shares held by adults and immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.
2 Includes common shares outstanding and 2,000 stock option shares that became exercisable February 1, 2015; 800 stock option shares that became exercisable January 21, 2016; 600 stock option shares that became exercisable February 3, 2017 for all Directors, except for Dean, Holt, LeDonne, and Mazza; 400 stock option shares that became exercisable March 21, 2018 for all Directors, except for Dean, Holt, and Mazza and 200 stock option shares that became exercisable February 21, 2019 for all Directors, except for Dean and Mazza.

Also includes 71,400, 56,600, 386,000, 141,002, and 97,000 shares which may be acquired by Dean, Jones, Mazza, Robinson, and Schirripa, respectively, within 60 days through the exercise of options. This total does not include options that have been granted but not exercisable within 60 days.

Also includes 15,625 shares that can be acquired through the conversion of Preferred Series B stock, held by Director Pallotta and 187,500 and 62,500 shares that can be acquired through the conversion of Subordinated Debt, held by Directors Alvarez and Cava, within 60 days.
3 (-) Indicates percentage ownership < 1%.

Ownership of Certain Beneficial Owners

The table below sets forth information with respect to those persons (other than the officers/directors listed above) known to the Company to have owned beneficially 5% or more of the outstanding shares of common stock as of December 31, 2018. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Exchange Act.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially	Percent of Class
EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	1,129,478	9.7%

As disclosed on Scheduled 13G/A filed with the SEC on February 13, 2019, EJF Sidecar Fund, Series LLC - Series E ("EJF Sidecar Series E") is the record owner of 249,900 shares of Common Stock and EJF Sidecar Fund, Series LLC - Small Financial Equities Series ("EJF Sidecar Series SFE") is the record owner of 879,578 shares of Common Stock as of December 31, 2018.

EJF Capital LLC ("EJF Capital") is the managing member of EJF Sidecar Series E and EJF Sidecar Series SFE, and the investment manager of affiliates thereof, and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Sidecar Series E and EJF Sidecar Series SFE are the record owners.

Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership.

2.    NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

MVB is providing shareholders with a non-binding advisory vote on compensation programs for our NEOs listed in the table entitled “Summary Compensation Table” (sometimes referred to as “say on pay”). This vote is required under Section 14A of the Exchange Act, and such vote is currently held every year. Accordingly, you may vote on the following resolution at the 2019 annual meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is advisory in nature and therefore, is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The management of MVB and Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure.

The proxy will be voted "FOR" the approval of executive compensation, unless otherwise directed.

3.    NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. This advisory vote is required under Section 14A of the Exchange Act, and such vote must occur once every six years.

The Board of Directors believes that an annual vote for the non-binding advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote because it will allow us to obtain information on our shareholders’ views of the compensation of our named executive officers on a more consistent basis. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Shareholder Communications with the Board” in this Proxy Statement for information about communicating with the Board or its individual members.

The proxy card provides shareholders with the opportunity to choose among one of four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board of Director’s recommendation.

Although this advisory vote to the frequency of the “say on pay” vote is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors unanimously recommends that you select 1 YEAR for future non-binding advisory votes on executive compensation.

4.    RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The firm of Dixon Hughes Goodman LLP examined and audited the financial statements of MVB for 2018, 2017, and 2016.

The following fees were billed by Dixon Hughes Goodman LLP as indicated:

	2018	2017	2016
Audit Fees [1]	$308,300	$183,800	$201,700
Audit-Related Fees [2]	15,734	10,092	22,931
Tax Fees [3]	43,620	38,975	—
All Other Fees [4]	42,786	9,100	147,490
	$410,440	$241,967	$372,121
1 "Audit Fees" consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements, review of consolidated financial statements included in the Company’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

2 “Audit-Related Fees” are fees billed by Dixon Hughes Goodman LLP for professional services that are reasonably related to the performance of the audit or review of Company financial statements and are not reported under “Audit Fees.”

3 “Tax Fees” are fees billed by Dixon Hughes Goodman LLP for professional services rendered in connection with tax compliance, tax advice and corporate tax planning.

4 "All Other Fees" consist of fees billed for services provided in relation to the filing of registration statements with the SEC, reviewing executive compensation matters, and any other products and services provided by Dixon Hughes Goodman LLP, other than those services described above.

The Audit Committee has considered whether Dixon Hughes Goodman LLP has maintained its independence during the fiscal year ended 2018. The Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services to be provided to MVB by the independent accountants, except for cumulative expenditures not to exceed $5,000. Further, the pre-approval policies may be waived, with respect to the provision of any non-audit services, consistent with the exceptions for federal securities laws. The Audit Committee did not waive the pre-approval requirement of any other services during 2018, 2017, or 2016.

The Audit Committee proposes that Dixon Hughes Goodman LLP will examine and audit the financial statements of MVB for 2019. The proxies will vote your proxy “FOR” ratification of the selection of Dixon Hughes Goodman LLP, unless otherwise directed. Representatives of Dixon Hughes Goodman LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement or respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Dixon Hughes Goodman LLP to serve as independent registered accounting firm for the fiscal year ending 2019.

5.    OTHER INFORMATION

Voting of Proxies

If any of the nominees for election as directors should be unable to serve as Directors by reason of death or other unexpected occurrence, a proxy will be voted for a substitute nominee or nominees designated by the Board of Directors of MVB unless the Board adopts a resolution pursuant to the Bylaws reducing the number of directors.

The Board of Directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

Legal Actions

From time to time in the ordinary course of business, the Company and its subsidiaries are subject to claims, asserted or unasserted, or named as a party to lawsuits or investigations. Litigation, in general, and intellectual property and securities litigation, in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings cannot be predicted with any certainty and in the case of more complex legal proceedings, the results are difficult to predict at all. The Company is not aware of any asserted or unasserted legal proceedings or claims that the Company believes would have a material adverse effect on the Company’s financial condition or results of the Company’s operations.

Form 10-K Annual Report

Upon written request by any shareholder to Lisa J. McCormick, Corporate Secretary, MVB Financial Corp, 301 Virginia Avenue, Fairmont, West Virginia 26554, a copy of MVB's 2018 Annual Report on Form 10-K will be provided without charge. You may also find a copy of MVB’s Form 10-K on the SEC’s website: http://www.sec.gov and MVB’s 2018 Annual Meeting website: www.investorvote.com/MVBF

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MVB’s directors and executive officers, and persons who own more than ten percent of a registered class of MVB equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MVB. Officers, directors, and shareholders owning more than ten percent are required by SEC regulation to furnish MVB with copies of all Section 16(a) forms which they file.

To MVB’s knowledge, based solely upon review of the copies of such reports furnished to MVB and written representations that no other reports were required, during the fiscal year ended 2018, all Section 16(a) filing requirements applicable to its officers, directors and persons owning more than ten percent were complied with, except that a Form 4 reporting a sale of 3,126 shares of common stock by H. Edward Dean, III on May 9, 2018, was inadvertently missed and not reported until October 31, 2018.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, MVB Financial Corp. 301 Virginia Avenue, Fairmont, WV 26554. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

Stockholder Proposals - Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2020 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by December 9, 2019, as prescribed by rules under the Exchange Act.

Other Stockholder Proposals - Business to be Conducted at the Annual Meeting

With respect to stockholder proposals not wishing to be included in our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. However, in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Annual Report

MVB’s 2018 Annual Report to Shareholders is being made available electronically at www.investorvote.com/MVBF to shareholders as of the record date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

Larry F. Mazza
President & Chief Executive Officer